At Part __ of the Supreme Court of the State of New York in and for the County of Monroe, located in Rochester, New York, on the 29 day of July, 2022:

PRESENT:

HON. Hon. T. Scott Odorisi
Supreme Court Justice

STATE OF NEW YORK
SUPREME COURT COUNTY OF MONROE

VINCO VENTURES, INC.,

Plaintiff,

v.

THEODORE FARNSWORTH AND LISA KING,

Defendants.

ORDER TO SHOW CAUSE SEEKING TEMPORARY RESTRAINING ORDER AND PRELIMINARY INJUNCTION

ORAL ARGUMENT REQUESTED

Index No.: E2022005847

UPON Vinco Ventures, Inc.'s ("Plaintiff") commencement of this action by the filing of a Summons and Verified Complaint, and its motion brought to this Court by the present Order to Show Cause for a Temporary Restraining Order and Preliminary Injunction, consisting of (1) the aforementioned Summons and Verified Complaint with Exhibits A and B thereto; (2) the Affidavit of John Colucci sworn to July 27, 2022 with Exhibits 1–10 thereto; (3) the Affirmation of Michael E. Nicholson dated July 27, 2022; and (4) a Memorandum of Law in Support of Plaintiff's Motion for a Temporary Restraining Order and Preliminary Injunction; and upon all other papers and proceedings herein; it is hereby:

ORDERED, that Defendants Theodore Farnsworth and Lisa King, or their attorneys, show cause before this Court, Part ___, at the Monroe County Supreme Court located in the Hall of Justice at 99 Exchange Boulevard, Rochester, New York, Room ___, on ~~the ___ day of~~ September

Index #: E2022005847

Oral argument has been requested and will be held via Teams.

9/27, 2022 at 3:00 o'clock in the p.m, or as soon thereafter as counsel may be heard, why a preliminary injunction should not be entered:

(i) enjoining Defendants from holding themselves out internally or externally as employed by Vinco Ventures, Inc. or as acting on its behalf;

(ii) enjoining Defendants from accessing any Vinco Ventures, Inc. computer systems, servers, or emails;

(iii) enjoining Defendants from entering Vinco Ventures, Inc. company property or premises; and

(iv) compelling Defendants to relinquish and turn over Vinco Ventures, Inc.'s Securities and Exchange Commission ("SEC") filing passcodes to Interim Chief Executive Officer John Colucci.

~~**ORDERED**, that until such time as the Court rules on Plaintiff's motion for a preliminary injunction, Defendants are **TEMPORARILY RESTRAINED** from:~~

~~(i) holding themselves out internally or externally as employed by Vinco Ventures, Inc. or acting on its behalf;~~

~~(ii) accessing any Vinco Ventures, Inc. computer systems, servers, or email systems;~~

~~(iii) entering Vinco Ventures, Inc. company property or premises; and~~

~~(iv) making any filings with the SEC on behalf of Vinco Ventures, Inc., or retaining exclusive control over, and depriving Interim Chief Executive Officer John Colucci of, the company's SEC filing passcodes.~~

ORDERED, that service of a copy of this signed Order and the papers upon which it is based be made upon Defendants Theodore Farnsworth and Lisa King at their active and continuously-utilized company email addresses, TFarnsworth@vincoventures.com and

LKing@vincoventures.com, and at their personal email addresses, TFarnsworth@gmail.com and LisaKing132@gmail.com, on or before ~~July~~ August 3, 2022; and it is further unless service is accepted by defense counsel

ORDERED, that answering papers and cross motions, if any, shall be electronically filed so as to be received by counsel for Plaintiff by 4 o'clock p.m. on 9/6, 2022; and it is further;

ORDERED, that reply papers, if any, shall be electronically filed so as to be received by counsel for Defendants by 4 o'clock p.m. on 9/13, 2022. Reply on crossmotion, if applicable, is due 9/16/22 by 4 pm

E N T E R:

Dated: Rochester, New York
July 29, 2022

HON. [signature]
Supreme Court Justice
Hon. J. Scott Odorisi